                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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                                 PROVANT, INC.
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               (Name of Registrant as Specified In Its Charter)

                PROVANT COMMITTEE TO RESTORE SHAREHOLDER VALUE
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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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Thursday June 14, 2001 8:00 am Eastern Time

Press Release

Provant Committee to Restore Shareholder Value Receives Strong Validation of its Plan

NEW YORK-- June 14, 2001

The Provant Committee to Restore Shareholder Value (the "Committee"), a group of long-term shareholders owning 10.5% of the outstanding shares of Provant, Inc. (NASDAQ: POVT), announced today that a global investment banking firm has published a report which states that the Committee's proposals are a positive development for the Company and its shareholders. As noted in the Committee's press release dated June 11, 2001, the Committee intends, among other things, to propose an alternative slate of directors and to appoint a new corporate management team.

A spokesperson for the Committee said, "Based on the Committee's proposals, this global investment banking firm stated that it believes the Committee's influence will be a long-term positive and consequently is upgrading their long-term rating to `Accumulate'. The firm goes on to say that although it does not oppose the sale of the company's weaker operating units, it agrees with the Committee that the sale of any core units could have a disastrous effect on shareholder value. Finally, the firm concludes, as has the Committee, that a `total management makeover' is needed at Provant."

Separately, the spokesperson said, "We are encouraged by the support that we have received from shareholders, many of whom are existing employees."

As was mentioned in a press release dated June 11, 2001 the Committee has come together as a result of the Company's deteriorating operating performance and financial condition, and the resulting precipitous decline of shareholder value. Between the announcement of the current CEO's appointment on March 22, 2000 and the last trading day prior to the announcement of the Committee's formation, Provant's stock price declined almost 70%.

Information concerning the participants in any solicitation by the Committee of proxies with respect to Provant's 2001 annual meeting, and their direct or indirect interests, can be found in the Schedule 14A filed by the Committee with the SEC on June 13, 2001 pursuant to Rule 14a-12.

The Committee will file with the Securities and Exchange Commission (the "SEC"), and will furnish to security holders of Provant, a proxy statement, which security holders are advised to read because it will contain important information. Security holders may obtain a free copy of such proxy statement (when available) and other related documents filed by the Committee and Provant at the SEC's website at www.sec.gov. When available the proxy statement may
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also be obtained by contacting Epic Partners, at 116 West 23rd Street, 5th floor, New York NY 10011, (646) 375-2123.

For further information regarding this press release, please call the Committee's financial advisor, Epic Partners at (646) 375-2123.

About Epic Partners -- Epic Partners is a merchant banking firm focused exclusively on the education and training industry. Its partners have extensive senior-level investment banking, restructuring and turnaround, management consulting and private equity experience. One of its partners is the former head of the M&A Group at a major Wall Street investment banking firm.